Exhibit 10.1.1

FIRST AMENDMENT

TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“First Amendment”) shall be effective as of September 17, 2012 (“the Effective Date”), and is made between SPARTON CORPORATION, an Ohio Company, whose headquarters are located at 425 N. Martingale Road, Suite 2050, Schaumburg, IL 60173 (“Company”), as the employer, and Greg Slome (“Executive”), as the employee.

1. Sections 5.1 (iv) and (v) of the parties’ Employment Agreement is deleted, amended and restated in its entirety to read as follows:

(iv) This Section left intentionally blank.

(v) This Section left intentionally blank.

2. Section 5.4 of the parties’ Employment Agreement is amended and restated in its entirety to read as follows:

For purpose of this Agreement, the term “Change in Control” means: (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation; (ii) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve (12) month period) ownership of stock of the Corporation possessing thirty percent (30%) or more of the total voting power of the stock of the Corporation; (iii) a majority of the members of the Board of Directors is replaced during any twelve (12) month period by directors whose appointment is not endorsed by a majority of the members of the Board of Directors before the date of appointment or election; or (iv) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve (12) month period) assets from the Corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition or acquisitions.

3. Sections 6, 6.1, 6.2 and 6.3 of the parties’ Employment Agreement are amended and restated in their entirety to read as follows:

6. Severance Benefits. If the Company terminates the Executive’s employment for any reason other than Cause, death, or Disability, the Company shall provide Executive with the following Separation Benefits:

6.1 A one-time, Severance Payment equivalent to nine (9) months of current base salary. If, however, the Executive is involuntarily terminated within twelve (12) months of a “Change in Control,” the Severance Payment shall be equivalent to twelve (12) months of current base salary. This Severance Payment will be made as a part of the Corporation’s standard payroll over the applicable nine (9) or twelve (12) month period and shall be subject to standard payroll deductions and all other legal requirements. The Severance Payment shall commence on the first pay period after the sixtieth (60th) day following Executive’s date of termination.

6.2 Payment of nine (9) months of COBRA premiums or, in the invent of an involuntary termination within twelve (12) months of a Change in Control only, twelve (12) months of COBRA premiums for medical insurance for Executive and/or his dependents if, and only if, Executive timely elects coverage for COBRA continuation.

6.3 Payment of outplacement services in an amount not to exceed twenty-five thousand dollars ($25,000.00).

6.4 Executive agrees that in order to receive the Separation Benefits, Executive must execute a separation agreement and general waiver and release of claims (“Release”) in a form satisfactory to the Company and he must return to the Company any property belonging to the Company which is in the Executive’s possession or under his control. If Executive fails to return the Release to Corporation in sufficient time so that it becomes irrevocable within sixty (60) days after the date of termination, Executive shall forfeit his right to the Separation Benefits. Executive further agrees that in the event he violates Sections 7, 8, 9 or 10, the Company may terminate the Separation Benefits and Executive will repay any Separation Benefits he has received and any COBRA premiums paid by Company.

4. Section 10 of the parties’ Employment Agreement is amended and restated in its entirety to read as follows:

10. Non-Competition. During your employment and for a period of eighteen (18) months after the termination of your employment for whatever reason, you agree that you will not directly or indirectly, anywhere in the United States and Canada, either individually or in partnership or jointly or in conjunction with any person or persons, firm, association, joint venture, syndicate, company or corporation as principal, agent, shareholder, employee, or consultant, engage in any of the same business endeavors engaged in by the Company and any of its subsidiaries.

5. This First Amendment contains the entire understanding of Executive and Company with respect to the subjects of Sections 1, 2, 3 and 4. This First Amendment cannot be modified except by written agreement between the parties. Executive represents that he has not been given any oral or written promises relating to the subjects of Sections 1, 2, 3 and 4 that are not contained in this First Amendment. Except for those provisions amended in this First Amendment, all provisions of the Executive Employment Agreement remain in full force and effect. This First Amendment shall be construed in accordance with the laws of the State of Illinois (exclusive of its choice of law rules). Executive acknowledges that he has had the opportunity to review this First Amendment and to discuss it with legal counsel if he chooses. This First Amendment may be executed in any number of counter-parts, all of which when taken together, shall constitute one original First Amendment.

IN WITNESS WHEREOF the parties hereto acknowledge and agree that they have read and understand the terms of this First Amendment, and that they have executed this First Amendment of their own free act, on the dates set forth below, to be effective as of the Effective Date set forth herein.

SPARTON CORPORATION		EXECUTIVE

By:	/s/ Larry Brand		/s/ Greg Slome
	Larry Brand Vice President, Human Resources		Greg Slome

Dated:	9/17/12	Dated:	9/17/12

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